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              [LOGOS OF LOCKHEED AND MARTIN MARIETTA APPEAR HERE]


                                                                    Exhibit 99.2

                                                           FOR IMMEDIATE RELEASE
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LOCKHEED, MARTIN MARIETTA AGREE
TO "MERGER OF EQUALS"



NEW YORK, New York, August 30 -- Lockheed Corporation (NYSE:LK) and Martin Marietta Corporation (NYSE:ML) jointly announced today that their respective boards of directors have unanimously approved a definitive agreement to merge the two corporations through an exchange of common stock valued in excess of $10 billion.

The new corporation, Lockheed Martin, will be a highly diversified $23 billion advanced technology company, with core businesses in defense, commercial, civil government, energy and international markets, and will employ approximately 170,000 people.

Under the terms of the merger agreement, Lockheed shareholders will receive 1.63 shares of Lockheed Martin stock for each Lockheed share. Martin Marietta shareholders will receive stock in the new corporation on a one-for-one basis. The transaction is expected to be tax-free to both companies' shareholders and to be accounted for on a "pooling of interests" basis. It also is intended that the new corporation would have an annual dividend rate of $1.40 per share, which is consistent with Lockheed's current dividend.

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Daniel M. Tellep, currently chairman and chief executive officer of  Lockheed, will hold the same positions in the new corporation. Norman R. Augustine, Martin Marietta's chairman and chief executive officer, will be the president of the new corporation and will become its chairman and chief executive officer when Tellep retires.

"Lockheed Martin will provide the opportunity to significantly reduce costs to the U.S. government and other customers, preserve critical elements of our nation's defense industrial base and strengthen our abilities to serve customers on a global basis. American taxpayers win, our shareholders win and ultimately, U.S. workers win," Tellep said.

"This merger is the next logical step in the continued growth and prosperity of Lockheed and Martin Marietta and is consistent with our strong histories of delivering quality products to our customers and value to our shareholders and employees," said Tellep.

Both Tellep and Augustine have been active in the industry's consolidation, aggressively positioning their companies for growth in an era of defense downsizing.

Augustine said that recent consolidations by the two companies, including Lockheed's purchase of General Dynamics' F-16 fighter aircraft business and Martin Marietta's combinations with General Electric's aerospace businesses and General Dynamics' space systems unit, already are expected to generate more than

$2 billion in cost savings to the government over the next 10 years.

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"We will follow the same principles that guided us in those successful ongoing consolidations: a seamless transition that ensures mission success, the aggressive elimination of duplicate costs and the use of our considerable synergies to diversify market opportunities outside the defense industry," said Augustine.

Approximately 40 percent of the new corporation's sales will be in civil, commercial and international markets. When Department of Energy equivalent sales are taken into account, the new company's non-defense revenues will represent about 50 percent of the total.

"Our complementary strategic interests, product lines and corporate cultures ensure that Lockheed Martin will realize its significant potential from day one. With no debt from this transaction to finance, we expect this merger of equals to provide the opportunity to generate between $4 billion and $5 billion in free cash flow over the next five years after taxes, interest and dividends. We will use this resource to better serve customers, enhance long-term shareholder value, further expand our markets and increase opportunities for employees," Augustine said.

Lockheed Martin will be headquartered in Bethesda, Maryland. It will be organized around four major business sectors: Space and Missiles, Aeronautics, Electronics, and Information and Technology Services. The company will also have Energy and Materials subsidiaries.

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Organizational and operating details of the new corporation will be announced following Hart-Scott-Rodino review and approval by Lockheed and Martin Marietta shareholders. The merger is expected to close early in 1995.

Lockheed, headquartered in Calabasas, California, had 1993 sales of $13.2 billion and a total backlog of $28.9 billion. The Corporation has 77,500 employees. Operating groups include Missiles & Space Systems, Aeronautical Systems, Technology Services and Electronics Systems.

Martin Marietta, headquartered in Bethesda, Maryland, had 1993 sales of $9.4 billion. Total backlog is $16.7 billion, with an additional $12 billion in equivalent sales associated with Department of Energy and U.S. Enrichment Corporation management operation contracts. Martin Marietta has approximately 93,000 employees in its Electronics, Space, Information, Services and Energy operating groups; Martin Marietta Materials, Inc., subsidiary, and in the Sandia Corporation.

Lockheed is being advised by Morgan Stanley & Co., Incorporated. Martin Marietta is being advised by Bear, Stearns & Co. Incorporated.

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0830/3094

 CONTACT:  Paul Haney, Lockheed Corporation, 818/876-2468
           Charles Manor, Martin Marietta Corporation, 301/897-6258


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